QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

QUALITY SYSTEMS

Moderator: Lou Silverman

August 6, 2007

3:30 pm CT

Operator:	Good afternoon. My name is (Natalia) and I will be your conference operator today. At this time, I would like to welcome everyone to the First Quarter Fiscal 2008 Quality Systems Financial Results.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Lou Silverman, you may begin your conference.

Lou Silverman:	Thank you, (Natalia). And welcome everyone to our Q1 Fiscal 2008 Earnings Call.

Paul Holt, our CFO; Greg Flynn, our Executive Vice President and General Manager of our QSI Division; and Pat Cline, President of the NextGen Healthcare Information Systems Division once again join me on this afternoon’s call.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the securities laws -- including without limitation – statements related to anticipated industry trends, the company’s plans, products, perspectives and strategies, preliminary and/or projected operating results, capital and equity initiatives, pending litigation and the implementation of – or potential impact of – legal, regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections – and you should refer to our prior SEC filings, including our Forms 8K, 10K and 10Q for discussions of the risk factors, management discussion and analysis – and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future. Also, as I have mentioned on each and every call for the past many quarters , please continue to note that the company’s past performance is not necessarily indicative of future performance.

I will now provide some summary comments on the quarter. Paul, Greg and Pat will follow with additional details.

For the June quarter, the company recorded revenue of $42 million. While our revenue did not set a record this quarter, the $42 million represents the second highest revenue total in our history. On a year-over-year basis, total company revenue increased 17%.

NextGen’s revenue for the quarter was $38 million. NextGen revenue was up 18% over the prior year. And as was the case for total company revenue,

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

NextGen’s performance for the quarter represents the second highest revenue quarter in the Division’s history.

QSI Division revenue at $4 million was up approximately 2% over the prior year.

Fully diluted earnings per share for the first quarter of Fiscal 2008 was $0.29 – up from $0.28 in the year ago quarter.

As I have mentioned regularly – in record and non-record quarters alike – there are no guarantees that financial performance in ensuing quarters will meet or exceed the level of performance obtained in prior quarters.

Regarding other items of potential interest:

We have no updates on the previously disclosed and discussed SEC matter. Related expenses were somewhat lower in the June quarter than what was incurred in the March quarter – though they remained into six figures during the June quarter. As previously mentioned, the Audit Committee’s internal investigation was completed during the June quarter.

On the topic of dividends, our Board recently approved our second quarterly $0.25 per share dividend to be paid to shareholders of record as of September 14, 2007. This follows the special dividend and the first quarterly dividend payment of $0.25 per share announced and paid to shareholders earlier in this calendar year.

Regarding investor conferences – during the quarter the company presented at the Deutsche Bank, JMP, Citibank and Jeffries conferences. Investor meetings were also held in Boston and New York.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Regarding acquisitions, we are essentially where we have been, prioritizing organic growth and continuing to review potentially interesting opportunities for acquisitions that come to our attention. At our most recent Board meeting, the Board indicated nominally expanded interest in considering acquisitions, though it is premature to anticipate than an acquisition of any kind is imminent or likely at this point in time.

Our annual shareholder meeting is scheduled for later on this week, specifically, August 8, 2007 here in Orange County, California.

Shareholder and Director Ahmed Hussein filed a 13D on July 30 concerning among other things, his position on certain items related to the settlement agreement signed between himself and the company last August. In response, the company filed an 8K on August 1 addressing a number of Mr. Hussein’s assertions.

In closing my prepared comments for this call, I want to once again clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed past or expected levels of performance in future periods. It is possible that investors or analysts will set new short, medium or long-term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

I will now turn things over to Paul Holt.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Paul Holt:	Thanks, Lou. And hello everyone. Consolidated systems sales of $20 million this quarter represents an increase of 11% compared to $18 million in the prior year quarter.

Sales of add-on licenses included in systems sales grew 37% to $7.1 million this quarter versus $5.2 million a year ago.

Consolidated maintenance, EDI and other services revenues rose 22% to $22 million compared to $18.1 million in the prior year quarter.

Our consolidated gross profit margin this quarter came in at 65.4% - down from 68.2% a year ago. The decrease in our gross margin over the year ago period was due primarily to a shift to a relatively larger amount of recurring revenue as a percentage of total revenue – as well as a relatively higher amount of hardware and third-party software costs as a percentage of systems sales.

Total SG&A expense increased by approximately $2.4 million to $12.6 million this quarter. That compares to $10.2 million a year ago. The increase in SG&A expenses compared to the prior year was primarily due to a $1.7 million increase in compensation expenses due to increased headcount – as well as $0.7 million in higher corporate expenses.

Looking on a sequential basis at SG&A, SG&A expense decreased by approximately $1.9 million. The decrease included approximately $0.9 million in lower commissions expense due to the sequential drop in systems sales, $0.4 million in lower compensation expenses related to the company’s incentive plans, approximately $0.3 million in tradeshow and advertising. And finally, a drop of $0.3 million in legal expenses.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

SG&A expense as a percentage of revenue this quarter increased to 30.1%. That compares to 28.3% in the prior year period. That’s due to a faster year-over-year growth in SG&A expenses, just mentioned.

The company’s effective income tax rate declined compared to the year ago quarter at 37.9% - compared to 39.9% in the prior year quarter. The reason for the decrease in the effective tax rate was primarily due to the fact that we benefited from an increase in the statutory deduction for qualified production activities. This went into effect this fiscal year.

Also, the prior year tax provision did not include a benefit for research and development tax credits. The Federal Research and Development Credit Statutes were not reenacted until December of 2006 and thus, the company did not record any benefit in the June 30, 2006 quarter.

In terms of divisional performance; systems sales in the NextGen Division rose 12% to $19.5 million this quarter compared to $17.4 million a year ago.

Continued growth in NextGen’s base of installed users drove maintenance, EDI and other revenue at NextGen 26% higher than last year – at $18.6 million versus $14.8 million a year ago.

Operating income in the NextGen Division was up 4% at $13,903,000 compared to $13,394,000 a year ago.

The QSI Division reported a year-over-year increase of 2% - reporting revenue of $3,982,000 compared to $3,890,000 a year ago.

Operating income for the QSI Division was $1,056,000.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Moving on to our Balance Sheet – our cash increased by approximately $10.5 million this quarter to $70.5 million – or $2.58 per share. That compares to $60 million or $2.21 at the end of the prior quarter.

Note that the company paid a dividend of approximately $6.8 million – or $0.25 per share – in July of 2007. The Board of Directors has also declared an additional $0.25 per share dividend to shareholders of record on September 14, 2007 to be paid in early October, 2007.

This quarter, our DSOs increased by 16 days at 145 days versus 129 days last quarter. DSOs in the year ago quarter were 122.

The increase in DSOs was primarily due to the sequential drop in revenue combined with a sequential $1.2 million increase in unpaid deferred revenue, which is included in accounts receivable.

The significant customer, who represented approximately 12.5% of total gross accounts receivable as of March 31, now represents less than 10% of gross accounts receivable as of June 30.

DSOs net of amounts included in both accounts receivable and deferred revenue grew to 91 days compared to 81 days last quarter.

Our DSOs by division this quarter was 83 days for the QSI Division and 152 for the NextGen Division.

Deferred maintenance and services revenue at $40.5 million was up approximately $1.0 million from the prior quarter and up $3.6 million compared to the prior year.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

The primary drivers of the growth in deferred revenue compared to a year ago, is deferred implementation and training in the NextGen Division.

And for those of you who are tracking this, our non-cash expenses for the quarter break down as follows: total amortization expense, $1,010,000 – that’s $32,000 for the QSI Division and $978,000 for NextGen.

Total depreciation expense - $553,000. That’s $62,000 for the QSI Division and $491,000 for NextGen.

Total stock option compensation - $1,076,000.

And the investing activities for the quarter were as follows: capitalized software, $1,473,000. That’s $53,000 for QSI Division and $1,415,000 for the NextGen Division.

Investments and fixed assets were $598,000. That’s $41,000 for the QSI Division and $557,000 for the NextGen Division.

I’d like to again thank you all for being on our call and your interest in our company. And I will now turn things over to Greg Flynn, who will update you on the QSI Division.

Greg Flynn:

Thank you, Paul. And thanks to all of you for showing interest on our call. As always, the QSI Division and EDI numbers have been addressed in detail by Lou and Paul. So I will focus on continued product enhancement achievements for the division and then other historical areas of interest for these calls.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

We continue to enhance our CPS – Clinical Product Suite software package – the equivalent of EMR for dental. In particular, we focused on developments that further improved practitioner efficiency and thus, further increased the central use of CPS in a practice.

I won’t bore you with the details in these developments. They’re fairly technical in nature.

We also enhanced our integration of the CPS product with the NextGen EPM product, improving the interchange of data between these two products.

Now following the line of historical questions, I’ll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.8 million.

Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

Now I’ll turn the call over to Pat Cline, as you know – President of our NextGen Division.

Pat Cline:	Thanks, Greg. Hi everyone. During the quarter, NextGen executed over 70 new customer agreements.

While this number is within our recent historical range, we had a number of seven figure deals forecasted for the quarter that we weren’t able to wrap up. As far as I know, none of these deals have been lost and at least a couple of these should fall into the current quarter.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

From a pipeline perspective, I’m pleased to report a substantial increase to over $80 million.

Our sales force also grew. Our sales force now numbers 63 people. We think this number positions us well for the next few months, although we’ll be upgrading in a few areas along the way. It remains our goal to be at 70 salespeople by the fiscal year end.

The market for our products remains strong and continues to grow, and we’re happy with the way we’re positioned.

In closing, I’d like to once again thank NextGen’s employees for their hard work and dedication to customer service, and I’d like to thank our customers for the confidence that they’ve placed in our company.

Operator: I think we’re ready for questions.

Operator:	Ladies and gentlemen, at this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. Again, that’s star and the number 1.

We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Atif Rahim with JP Morgan.

Atif Rahim:	Hi. Pat, if you can just elaborate on the seven figure deal that you said you weren’t able to close – perhaps give us a specific number that (unintelligible). And then I have a follow-up question.

Pat Cline:	I think there were four or five of that size deal in the pipeline at the end of the quarter that we weren’t able to wrap up by that time.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Atif Rahim:	Okay and what do you think the revenue impact of those might have been during the quarter?

Pat Cline:	I’d rather not get into that exactly. But again, four or five seven-figure transactions – the revenue impact and profit impact would have been significant.

Atif Rahim:

Okay. And then on the gross margin side – just, you know, specific for the NextGen Division – you guys ran through the numbers pretty fast. But I think revenues are up about 17% and operating income was just up about 4%.

Where does the difference arise from? Sorry, in terms of the operating margin overall, not just the gross margin. But where are the costs rising?

Pat Cline:	This is Pat. I’ll answer that and Paul, maybe you can follow on. From my perspective, the biggest cost is in payroll expense.

As the company has grown, we’ve hired people – both in sales and marketing, and implementation and training – and a good number of customer service people as well.

As I’ve mentioned on prior calls, it’s important to us to – in order to protect our premium pricing to render top quality customer service. So we do make investments in those areas and we stand by those investments.

Atif Rahim:	Okay. All right. Thank you.

Pat Cline:	Thank you.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Operator:	Your next question is from George Hill with Leerink Swann.

George Hill:

Hey, how’s it going? I guess – Pat – I understand you’re saying it sounds like a couple deals slipped out of the quarter. I guess I just want to circle back and say that I guess then that you don’t feel like that you are seeing any type of slowdown in the macroenvironment? Or I guess, has anything changed in the macroenvironment which would force customers – or make them choose to delay contract signings?

Pat Cline:	No, I don’t see any slowdown, George, in the macroenvironment. I think the market is continuing to grow. The market is strong. I think we’re very well-positioned to take advantage of that.

And I personally don’t believe that what you see here with these couple of contracts not being able to be closed by the end of the quarter represents anything major out of whack.

George Hill:	Okay. So there’s nothing out there that’s lengthening the sales cycle?

Pat Cline:

No, with one possible exception, George. And that is – as we’ve talked about on prior calls – the relaxation of the Stark rules – the anti-kickback rules have caused, we think, an uptick in the interest on the part of the larger system sales – and hospitals.

As I’ve also mentioned on these calls – some of those sales cycles tend to be a bit more protracted but outside of the things that we have discussed in the past – to get to the root of your question, there’s no big change in the last couple of months at the macro level.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

George Hill:	Okay. And one question for Paul. Paul, you alluded to – in your prepared comments – to an increasing level of recurring revenue in the quarter.

Could you give us a little more color on what caused that? And maybe the degree to which it occurred? Dollar amount?

Paul Holt:

Well, what caused that is that the recurring revenue stream grew at a faster rate than the systems sales revenue grew. And recurring revenues tend to have lower margins than we get on our systems sales. So when you’ve got a bigger chunk of your revenue coming from your recurring type revenues, you’re inevitably going to have an impact on your gross margin.

George Hill:	Was it recurring revenue because you’re selling more maintenance? Or back-selling more maintenance? Or because you’re selling more licenses on a (unintelligible) basis?

Paul Holt:

No. maintenance is coming from our license sales and then we also have EDI revenue, which we’re selling into our base. And we had a nice pickup there as well. But those -- especially EDI – they have lower gross margins.

George Hill:	Okay, thanks.

Operator:	Your next question is from Sandy Draper with Raymond James.

Sandy Draper:	Thank you. Actually my primary question has been answered -- or asked and answered. So maybe just a follow-up for, I guess – maybe Paul. You gave the total number for the QSI revenue.

Can you just repeat the systems sales versus maintenance for QSI?

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Paul Holt:	I historically don’t give that number out on the call. But you know, why don’t you just stay tuned. We’re going to get our Q filed here shortly. So you’ll see all that there.

Sandy Draper:	Okay, great. Thanks.

Operator:	Your next question is from Richard Close with Jefferies and Company.

Richard Close:

Yeah, really quick – you guys mentioned with the systems sales up 11%, I guess in the quarter. You mentioned something that I don’t think you touched on before – and that’s add-on sales. Or maybe I’m mistaken there.

But did you say that was up 37% year-over-year?

Paul Holt:	Yes.

Richard Close:

And I guess – question there is – is that, you know, maybe if you could look back on recent history. Is that an acceleration with existing customers coming back to purchase more? Or is that, I guess, you know, throwing that out there just because of the new sales were somewhat delayed in the quarter?

Paul Holt:

Add-on license sales does tend to fluctuate from quarter-to-quarter. And that’s just a function of existing customers who are coming back to us to buy additional licenses – which we certainly appreciate.

Pat may be able to add a little bit of color to that.

Pat Cline:	Sure – 37% is a nice gain. But it is one quarter over one other quarter. We do like to see add-on licenses grow and accelerate. I think it’s evidence that our

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

systems are working for our existing customers. And that’s a good thing. And the add-on orders are a good thing.

We sell a lot of systems to large organizations, some national in scope, that might start with 100 or 200 provider licenses. And as they get them deployed – and as the systems work – they will hopefully come back and order many more licenses from us.

So we hope to see a continuation of the growth and add-ons as we move forward.

Richard Close:

Okay. As a follow up to that – I would think that if you’re selling more add-ons sales, that, you know, that would be higher – possibly higher margin business. Am I wrong in thinking that that much of the implementation and the services side have already been taken care of?

Paul Holt:	You are correct. Add-on licenses are a very high margin business.

Pat Cline:	Although a lot of the add-on licenses can carry additional implementation services as well.

Richard Close:	And would that be because you’re maybe going to a large client, another clinic, or another facility – so to speak?

Pat Cline:

Yes. We have, for example, one customer that has facilities in 50 different markets across the country. And they may purchase for a couple of markets, and as things go well, start rolling out additional markets where they would contract back with us for training and project management services.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Richard Close:

Okay. And then I guess on a different note – you mentioned several large – I guess seven figure deals. And then also talking about the Stark. And maybe that lengthening of the sales cycle a little bit.

Would say – versus the March quarter – your fourth quarter that the level of large deals has increased over all that you’re seeing in the market?

Pat Cline:	I think the number of large deal opportunities has increased somewhat over the last three or four – or five months.

Richard Close:	Okay, thank you very much.

Pat Cline:	You’re welcome.

Operator:	You have a question from Robert Toomey with EK Riley Investments.

Robert Toomey:	Hi. Good afternoon.

Pat Cline:	Hey there.

Paul Holt:	Good afternoon.

Robert Toomey:

I’m kind of new to your story here – just trying to learn a little bit more about this and I just have one question. And that is – can you talk about what you view as the key forward indicators for the health of your business and how you think those are looking right now? Or how they looked in the first quarter?

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Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Pat Cline:

Give me a little help with what – try to help me characterize your question and a response relative to forward indicators. Are you looking at financial indictors? More fundamental market macro-indicators?

Robert Toomey:	Yeah, I’d say both. I’d say macro and fundamental market indicators as well as, you know, just your own internal – just a health – what you see as the health of your own business.

Pat Cline:	Okay.

Robert Toomey:	And your customers.

Pat Cline:	Well obviously revenue growth over a period of time is a key, key indicator – revenue growth relative to both new customer business and existing customer add-ons – as we’ve discussed.

The number of new licenses – again, not so much on a quarter-over-quarter basis but over a period of time might be also used as an indicator.

Relative to the market, I think there are a lot of things going on. We discussed briefly the relaxation of the Safe Harbor regulations. There’s also the certification of systems that has been a little bit of a driver.

There’s a movement toward pay-for-performance. That is paying physicians and health organizations more for rendering and reporting better quality.

I think the results that are being achieved by our customers and by customers of others in the marketplace continues to be a driver and something that we want to continue to achieve – and continue to watch. Does that help?

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Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Robert Toomey:	It does. I was just – what caused the question was the comments you made about some of your costs going up in the quarter relating to, you know, payroll, training and those sorts of things.

Is that an indicator or reflection that you are confident in your – confident enough in your business to continue to spend at relatively higher levels to grow the business?

Pat Cline:	Well, certainly we’re confident in the business, the company, its people, our products. And we’re also confident in the market. The market is – as I mentioned – strong and growing.

We’re going to try to spend where spending is prudent and make sure that we have a reasonable foundation to be able to scale revenue - and be able to scale profits in the future.

Certainly, if we wanted to report a better quarterly profit number or year-over-year increase in profits – and those types of things – we could scale back expenses, not hire quite as many service people, trainers, implementation people. And that would be a – we’d see a short term gain and it would be a very shortsighted move.

So as I mentioned, we stand by the investments that we’re making and we think we are positioning the company for sustained growth of top and bottom line.

Robert Toomey:	Okay, great. And just a follow-up to that. Did you see any significant changes in the competitive landscape in your view – in the quarter?

Pat Cline:	No, not at all.

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Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Robert Toomey:	Okay, thank you.

Pat Cline:	Thank you.

Operator:	Your next question is from Jeff Schmidt with Sidoti & Company.

Jeff Schmidt:	Hi guys. I was hoping you could just clarify the pipeline. What size – and just the mix in there. What size practices are you typically seeing there? Has anything shifted there?

Pat Cline:	No major shift. A few – as I mentioned – a few more larger deals in the pipeline. A few more of the seven figure type deals in the pipeline than were in the pipeline three or four months ago.

The pipeline continues to represent those deals that we feel we are 50% or more likely to close within 120 days. We’re happy with the uptick in the pipeline.

I don’t think it was any one thing. We had some leads coming from the spring trade show season that I think are maturing at this point.

I think – as I mentioned – our market is getting stronger. And I also think that we’ve improved our internal lead management processes a little bit over the last few months. But we’re happy with the increase in the pipeline.

Jeff Schmidt:

Okay. And just a follow-up. Aside from the larger deals that did flip to the next quarter, are there any smaller deals? Did you see an increase in the number of smaller deals that might have slipped in the quarter?

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Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Pat Cline:	No. No real change that we can see on the smaller side. And to clarify one thing that you just said. It’s certainly our hope that these deals slip to the current quarter, but there is no guarantee.

I feel confident that a couple of them – at least – will close in the current quarter. But I want to stop short of saying that they’ll all close.

Jeff Schmidt:	Okay, thanks.

Pat Cline:	Thank you.

Operator:	Your next question comes from the line of Gene Mannheimer with Caris and Company. Gene? Your line is open.

Pat Cline:	Next question?

Operator:	Your next question comes from the line of Andrew Shapiro with Lawndale Capital. Andrew? Your line is open. Andrew, your line is open.

Andrew Shapiro:	No, it’s not.

Lou Silverman:	I can hear you now, Andy.

Andrew Shapiro:

Okay great. Thanks. Forgive me if I was late to the call and you had touched on this. But I noted that your second largest shareholder and Director Hussein and your largest shareholder Razin, I guess are at it again.

And I wanted to understand what the nature of the current dispute is that you guys formed a special committee to deal with litigation and voting matters at this week’s annual meeting.

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Moderator: Lou Silverman

08-06-07/3:30 am CT

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And Hussein amended his 13D filing – I guess alleging or threatening some type of dispute. Can you summarize this for me?

Lou Silverman:

Yes, Andy. This is Lou. I would – there’s a couple of clarifications I would make to your question. It is factual that Mr. Hussein filed a 13D. You mentioned he had amended it. I’m only aware of one that he filed. If there is an amendment to that, I haven’t seen it or it was filed...

Andrew Shapiro:	No, that technically is an amendment of his prior 13D.

Lou Silverman:	Thank you for the clarification. To suggest that it’s Mr. Hussein going at it with Mr. Razin, that’s your characterization and one that...

Andrew Shapiro:	Or it’s the company – he’s got some dispute against.

Lou Silverman:	Yes. And I think that he filed his 13D. We filed an 8K response a couple of days later. Mr. Hussein – I don’t make it a habit to speak for Mr. Hussein nor he me for that matter.

But his issues seem to revolve around the settlement agreement and certain elements of the settlement agreement that was executed between himself and the company about a year ago – principally seeming to revolve around the retention of Board counsel, which was clearly laid out – the issue was clearly laid out in the settlement agreement that was publicly filed at the time of its signing.

And that’s as good a summary as I can give you. It’s – you know, he put out his 13D. We put out an 8K that tried to clarify a couple of items and provided the company’s response to his 13D.

QUALITY SYSTEMS

Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

And we have our annual shareholder meeting later on this week – on Wednesday.

Andrew Shapiro:	Right. Is it your expectation that – or has notice been given that cumulative voting rights are going to be exercised by Mr. Hussein and that he has nominated alternate candidates?

Lou Silverman:

I’m not aware of any announcement to that effect. And so therefore, in terms of any expectations I have one way or the other, I’m not aware of anything at this point in time. And I’m going to be at the meeting – just as Mr. Hussein will be and the other Board members will be. And we’ll take it from there.

But I’m not aware of any disclosure that Mr. Hussein has made in terms of any intentions that he has for this meeting.

Andrew Shapiro:	All right. Well...

Lou Silverman:

I would also call out – the settlement agreement is many pages long. It’s not 50 pages long, but it’s six or eight pages long. And I would encourage those that are interested to review that if you have particular questions about anything to do with that agreement.

I think it speaks fairly clearly on a number of topics.

Andrew Shapiro:	Okay, well thank you. It would be nice if everyone would be on the same page one of these days.

Lou Silverman:	Thank you, Andy.

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Moderator: Lou Silverman

08-06-07/3:30 am CT

Confirmation #12300014

Operator:	Your next question is from Doug Demuth with Kenmare.

Doug Demuth:

Good afternoon. I had just noticed that the accounts receivable account and the deferred revenue account have kind of continued to diverge on an absolute basis. And I was wondering whether you expect that to sort of come back together and maybe be a little bit more of a source of cash? Or how that’s going to work?

Paul Holt:	When you say diverge, do you mean – I’m not sure I know what you...

Doug Demuth:	Well I mean deferred revenue is not going up nearly as fast as AR is.

Paul Holt:

Well, part of the AR growth that we’ve experienced over the last several periods has been just the course of the growth we’ve had in revenue. There’s not much more to say about that other than what we’ve reported in our numbers, I’m afraid.

Lou Silverman:

And we are – as you may know or may not know – we don’t give out forward guidance in terms of top or bottom line performance – or really any other element of our income statement or balance. So it’s hard for us to project for you what the numbers are going to look like...

Doug Demuth:	Right. I’m aware that you don’t give guidance and that’s fine. But I’m just curious as to just the general nature of the trajectories of those accounts and how they may work with each other.

Is there – does it – maybe it’s a bigger deal that requires a different booking or a different cash component up front? Or...

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Paul Holt:

In general, on a systems sale we will typically have implementation services, for example that are deferred and so you’ll have amount that are included in both those categories – accounts receivable and deferred revenue.

And in this past quarter you saw an increase in both accounts receivable and deferred revenue.

Doug Demuth:	Okay, thanks.

Operator:	You have a question from Gene Mannheimer with Caris and Company.

Gene Mannheimer:	Thanks. Can you hear me now?

Paul Holt:	Yes, Gene.

Gene Mannheimer:

Great, thank you. With respect to the revenue number – I notice this is the first sequential decline in revenues since your December 2005 quarter in which you had deferred some revenue out of the quarter related to Siemens contracts.

Was this more the same type of pattern this quarter? Thank you.

Lou Silverman:	No. I would say that that was – that quarter that you referenced in the past was much more of a unique situation. And one that – in general terms – didn’t repeat itself in this particular quarter.

Gene Mannheimer:	Okay. So it sounds like it was more a function of what Pat had talked about earlier – about some large deals getting deferred.

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Pat Cline:	Not deferred. I wouldn’t suggest the word deferred. I think he said that they were forecast to close and didn’t.

Gene Mannheimer:	Okay, very good. And then in terms of the pipeline, you mentioned it’s grown now to over $80 million within the NextGen Division. Could you just remind us of what it was last quarter? Thanks.

Pat Cline:	I think it was a little bit over $70 million in the prior quarter.

Gene Mannheimer:	Okay. And are you able to divulge what percent of the pipeline is physician practices under ten doctors?

Pat Cline:	I don’t have that information in front of me and I probably would not disclose it if I had it.

Gene Mannheimer:	Okay, thank you.

Pat Cline:	Thank you.

Paul Holt:	Thank you.

Operator:	You have a question from Joseph Craigen with Citizens.

Joseph Craigen:	Thank you for taking my questions. First off – on the seven figure deals and so we don’t get hung up on semantics – whether that gets over the seven figure mark or not, let’s call them large deals.

How many large deals closed this quarter versus last quarter?

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Pat Cline:

Well I don’t want to get into that either, but we certainly would have liked to see a couple of more of those deals – large ones close. I don’t want to get into reporting the number of large deals or medium-sized deals – or small deals in any particular quarter.

And frankly, it’s not a function where we’re sort of laying off blame for a decline sequentially in revenue onto these deals. We had some deals that we thought that we would be able to close. We had a fair number of them.

And we’re in the unfortunate situation where one $2 million deal can swing earnings by $0.04 or $0.05. In this quarter, it’s unfortunate. In other quarters, it may be fortunate.

To give a little more texture, there wasn’t any particular reason that all these deals moved. It wasn’t all Stark-related. It wasn’t all longer decision making processes or those types of things.

One customer required approval for funding related to a grant – approval for funding related to a grant. Another one’s contract negotiation was just more protracted than we had hoped for. We think that agreement will be in the door over the next couple of days – although, again, there’s no guarantee of that.

It’s an agreement where we’ve been awarded vendor of choice and we’re just trying to reel it in. I think another one – off the top of my head – ran into some internal political headwind that we weren’t able to overcome with that customer.

So it’s not one situation like the Siemens revenue a year ago getting – roughly a year ago – getting moved from one quarter to another. It’s just a lot of these kinds of things.

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And again, we would have liked to see more of these large deals come in and we’ll have to get up to bat again this quarter and take our swings.

Joseph Craigen:	So that one that you expect to come in in the next few days, that would be the first of the four or five deals that slipped – that would come in this quarter?

Pat Cline:	I believe so.

Joseph Craigen:

Okay. And lastly – just to give us some ballpark here – what typically, you know, are we talking about five large deals a quarter – 10, 15? What, you know, roughly is the normal number of large deals that we close each quarter – understanding that (unintelligible)?

Pat Cline:	Two to four.

Joseph Craigen:	I’m sorry?

Pat Cline:	Two to four.

Joseph Craigen:	Two to four. Thank you.

Pat Cline:	Thank you.

Operator:	Your next question is from George Hill with Leerink Swann.

George Hill:	Hey guys – back again. Pat – just a clarification. If add-on sales were up 37% in the quarter, does that mean sales to new customers in the quarter were actually down?

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Pat Cline:	Paul, do you have that information in front of you?

Paul Holt:	Yeah, the – repeat the question please?

George Hill:	If add-on sales to existing customers were up 37% in the quarter...

Paul Holt:	Yeah.

George Hill:

Does that means sales to new customers or de novo customers were actually down year-over-year? And I guess the next – if the answer to that question is yes, the follow-up question would be – is there something – I mean, we saw this issue before. Is there something in the sales compensation package that’s (incentivizing) people to go back and get the long-hanging fruit in the installed customer base?

Paul Holt:	We’re about even. There’s some moving parts there. But I would characterize this as being pretty close to even on the new systems sales front versus add-on licenses.

As to how people are compensated, Pat can you elaborate a little bit more on that?

Pat Cline:	Yeah, actually that part of the question – no: there wasn’t any change in the compensation program over the last few months that would cause our salespeople to only go after low-hanging fruit.

George Hill:	Okay. And one more question – of the four to five large deals that continue to be referred to – can you talk about how many of them are Stark-related?

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So I guess how many of them are, you know, are large – or would you characterize these as deals that are more specific to large standalone physician practices? Or are they – are you seeing larger deals that are more related to Stark-related purchasing and hospitals having influence over the purchasing decision?

Pat Cline:

I wish I could answer that question, but it’s tough for me to crawl inside the heads of the prospect being a few levels of people removed from many of these to know that one customer was purchasing because of the Stark relaxation and another was purchasing for another reason.

Paying attention to the overall – the macro issues or market – again, we see an uptick in interest. We think there’s more coming into the pipeline because of the relaxation of Stark. And there has been a pickup in the interest coming from the seven figure size deals or prospects.

But of the four or five, it’d be impossible for me to tell you how many were Stark-related.

George Hill:	Okay. So then the assumption that Stark is kind of driving it is really just an assumption, then? Given that you don’t...

Pat Cline:	I think so.

George Hill:	Okay, thank you.

Operator:	You have a question from Charles Rhyee with CIBC World Markets.

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Charles Rhyee:	Yeah, thanks. I just had a quick clarification regarding the pipeline for NextGen. You know, you talked about it being $80 million in the quarter. I think it was about $71 million last quarter.

Is it fair to say that, you know, the difference here is largely the deals that we’re talking about that kind of slipped?

Pat Cline:

Again, without getting into a lot of detail and trying to characterize it into small, medium and large – we see a couple more large deals in the pipeline, but a fair number of small and medium size as well.

Charles Rhyee:

Okay. And then just maybe to follow up – just to understand the mechanics of how you view your pipeline. Is it fair to say that, you know, as soon as you close – let’s say some of these deals that you had hoped to close sooner, you know, that comes out of the pipeline. And then possibly, you know, you could see a sequential downtick in pipeline.

Pat Cline:	While that is theoretically possible, it has not happened yet. We close deals every quarter and we haven’t seen a big decline in pipeline in any given quarter in recent history.

Theoretically possible, but we think with what we’re doing – with our marketing campaigns and the way the market is going – and as I mentioned, continuing to grow – that I personally would not expect a big downturn in the pipeline number.

Charles Rhyee:

Okay. So then is it fair to say that, you know, just in general – your pipeline as you look at it, there has been no real changes to the mix of your pipeline and – other than to say that maybe there’s been a little bit more interest on the large side? But, you know, it just happened – that we’re just seeing these four to

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Moderator: Lou Silverman

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five deals slips just because, you know, for whatever circumstances. But it’s not like we had a bigger number of deals this particular quarter than previous quarters?

Pat Cline:	I think that’s fair to say.

Charles Rhyee:	Okay, thank you.

Pat Cline:	Thank you.

Operator:	You have a follow up from Richard Close with Jefferies and Company.

Richard Close:

Yes. You had mentioned adding salespeople, but you also talked a little bit about adding people on the implementation staffs. I was curious if you could give us a headcount for the end of the quarter and maybe talk a little bit about the state of your implementation teams?

And then as a follow-up to that would be, if you can just sort of talk about the pricing environment – whether customers are getting extra, I guess, difficult to deal with on price, demanding lower prices. And just how competitive the market is on price.

Lou Silverman:	Richard, this is Lou. I’ll start here. In terms of the overall headcount, I’m just looking it up here to see if I have it. At the end of the quarter for the company as a whole – the headcount was 670.

We have not broken that out on a department by department basis, although as Pat alluded to, we have as a company tried – and I think by and large succeeded – in – have succeeded in trying to make strategic investments in

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Moderator: Lou Silverman

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key departments of which sales and implementation – and really many other departments are part of that mix.

But we have not – to date – broken out number of people by department. And I think we’re going to continue with that practice on a forward basis.

Pat? Why don’t you pick up the rest of that, if you’d like.

Pat Cline:	Yes. I’ll just repeat that we do continue to grow our implementation and training staff to keep up with present and what we hope will be future demand.

On the last part of your question and that is, do we see increase pricing pressure or pressure to lower our prices? We – as I’ve mentioned on a couple of prior calls – have seen our competitors get more aggressive with pricing. Thus far, we have not had to react to that pressure in any big way.

We try not to react, but rather to make sure that our salespeople are trained to sell value and trained to talk about return on investment – and those types of things.

And fortunately for us, there’s a good subset of the market that is sophisticated enough to know that they should be looking at return on investment and not just cost and looking at the value of the system and not just the price of the system.

We will lower the price of the system from time-to-time, when we feel that it’s strategically important to do so – or a highly competitive situation and a customer that makes good sense for us.

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Moderator: Lou Silverman

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But on an overall basis, no we haven’t seen a lot of need to drop our prices.

Richard Close:	Okay, thank you.

Pat Cline:	Thank you.

Operator:	You have a question from Sandy Draper with Raymond James.

Sandy Draper:

Thank you very much. Just a quick follow-up to a couple of questions ago and I apologize for beating this horse to death. But Pat – I just want to be clear. In the pipeline, going from $70 million to $80 million – these larger deals, I would not anticipate would be deals that come into the pipeline and close in three months.

And so I’m trying to make sure I understand correctly that you had a big step up in pipeline, but it doesn’t necessarily mean that these deals jumped into the pipeline. Because again, the sales cycle – I would imagine – would be typically longer, not within a quarter.

And so I just want to make sure it’s - the overall pipeline is building – not that these deals just jumped in.

Pat Cline:	Two things. One, the overall pipeline is building. As again, the market heats up, we had leads from the spring tradeshow season maturing and a couple of the things that I’ve mentioned.

But one other clarification. That is, it is very possible for a couple million dollar deal to pop onto the pipeline and close within a month or two – or three. And that would be a deal to an existing –an add-on license to an existing

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customer that again might want to roll out in other markets or has finished a pilot of 100 providers and now wants to move to something more substantial.

So those can close relatively quickly.

Sandy Draper:	Okay. And then just – Paul – can you give me the bad debt number? And also, I don’t think I got the unbilled – or undelivered maintenance and services revenue. Thanks.

Paul Holt:

Okay. We – I think I reported on the gross, not necessarily the absolute number for undeferred revenue. That’s in accounts receivable. But I have that number available. It’s going to be in the Q as well, but $24,961,000 is in undelivered software, implementation maintenance.

And the bad debt figure is $187,000. This is an add back in our statement of cash flows. You’ll see that in the Q as well.

Sandy Draper:	Thank you.

Paul Holt:	Thanks, Sandy.

Operator:	Your next question is from Constantine Davides with SIG.

Constantine Davides:

Thanks. Lou, it sounded like you talked about maybe a slightly more favorable interest in acquisitions. Can you maybe just add a little bit of color on your thinking behind that? Specifically, you know, are you looking at tuck-ins or, you know, any reasonably priced deal of any size?

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Moderator: Lou Silverman

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Lou Silverman:	Yes, thank you for asking for the clarification there. I did reference a nominally expanded interest expressed by our Board at its most recent meeting.

And I – the reason that I put that into my comments is that I – in most, if not every quarter – give people a little bit of a calibration on where we are because it’s a topic that people have been interested in quarter in, quarter out.

I think it’s important to not have this become a – “bigger than it is” type of a comment. We had been in a place where – from our discussions with the Board – the management team has been focusing almost exclusively on organic growth.

We certainly have listened courteously and with interest to any deals that have been brought to us by investment bankers. We haven’t moved off of that all that much, other than for the first time in while there had been a little more of a positive discussion at the Board level concerning the potential interest of the Board and its members – the non-management members of the Board – in exploring potential acquisition opportunities.

In terms of what specifically that’s going to mean in terms of our acquisition pipeline and activities, I think it’s a little early to be able to characterize that. And again, I think it’s – that we’re moving from a very low level – to a relatively low level of focus on that particular area.

But the slight recalibration was worth noting and I did that. As I’ve mentioned over many discussions with many investors, the types of acquisitions that could potentially be of interest to our company vary widely.

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Moderator: Lou Silverman

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They could be tuck-in acquisitions. They could be product extensions, market share acquisitions. There’s a discreet list of types of things that would make sense for us.

But again, I think the headline here is that it’s a bit premature to anticipate that any acquisition is imminent in the near term future.

Constantine Davides:

Okay, great. And then, Pat – just in terms of some of the new contracts you closed in the quarter. Anything notable in terms of mix, you know, combination deals, practice management EMRs or anything of the like?

Pat Cline:	No notable change.

Constantine Davides:	All right. Thanks for the call, guys.

Pat Cline:	Thank you.

Operator:	You have a follow-up from George Hill with Leerink Swann.

George Hill:

Hey guys. Maybe third time’s the charm here. Now with the addition of deployment capacity, Lou – remind – tell me if I remember this right – that often the company’s cash collections are tied to deployments and go-lives?

Paul Holt:

Well, yeah. Our payments terms often will have a milestone event as well as a date. So if the milestone event occurs before the date, then we will have those monies come due sooner. If not, we have the date.

George Hill:	Okay. All right. Would it be reasonable for investors to assume that the increase in deployment capacity could lead to a reduction in DSOs?

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Lou Silverman:	There are many moving parts. This is Lou here. There are many moving parts to the DSO calculation, George. So it’ll be sensitive to revenue levels. It’ll be sensitive to any deferred revenue totals.

I think it’s fair to say that there are enough moving parts to that calculation so that it would be a little bit disingenuous for us to say there’s one factor that’s likely to drive the – derive DSO calculation in one particular direction or another.

Again, there’s a lot of moving parts to that calculation. It’s not a complex calculation. It just has a lot of different inputs to it.

George Hill:	Okay. And last question would be regarding the company’s – I’ll say M&A discussion at the Board level. Is there any chance that these discussions would ever involve the sale of the company?

Lou Silverman:

We don’t comment on that exactly, George. You know, I think the honest answer to that would have to be, is there any chance? I suppose there is some chance. But we haven’t – and won’t – respond to any rumors or any of that stuff.

But, you know, the Board is always trying to do a responsible job in carrying out it’s fiduciary responsibilities.

George Hill:	Okay. Thank you.

Operator:	You have a follow-up from Atif Rahim with JP Morgan.

Atif Rahim:	Hi. I’m trying to figure out if you guys could provide us any more detail on the relationship between your quarterly deal sign and the profitability. So, you

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know, for example if you have a million dollar deal, what percentage of that revenue would be recognized in the quarter just generally speaking?

And, you know, what’s the, you know, earnings impact from that, if possible? Could you elaborate on that?

Paul Holt:

Yeah, that can vary somewhat. It really depends on what’s included in that deal – how much of that deal constitutes services – or perhaps free maintenance periods. What’s in the mix? That can affect how much of a deal may be characterized as revenue.

There’s a lot of issues and factors – and things to consider when you’re looking at revenue recognition for a software arrangement.

So it – so I guess the bottom line is, it can vary quite a bit depending upon the nature of the transaction.

Atif Rahim:	Could you provide perhaps an average of maybe, the larger deal you signed over the last few quarters what that’s looked like?

Paul Holt:	I’d have to give you a very large range, you know, if pushed. I mean, it could be anywhere from low end, 30, 40% of deal to maybe 75%. I mean, it’s going to vary quite a bit.

Atif Rahim:	Okay. And the cost associated with this revenue that you recognize in the quarter, is it just commissions? Or would there be other costs?

Paul Holt:

Well there’s hardware, if the deal includes hardware, we’ll have those costs. And of course, there’s commission-related expenses that go into that as well. You know, those are your big moving parts in terms of an initial arrangement.

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Of course, there’s implementation services and those costs get recognized along with the revenue as the services get rendered.

Atif Rahim:	Okay. All right. Thank you. I appreciate the color.

Paul Holt:	Thanks.

Operator:	Again, if you would like to ask a question press star and the number 1. You have a follow-up from Richard Close with Jefferies and Company.

Richard Close:

Yes, just as a follow-up with respect to the large deal discussion. Pat, I think you threw out the example of a $2 million deal. Is that fair to say that one of those is $2 million plus that are hanging out there?

Pat Cline:	I don’t think I’m going to go into that detail on this call.

Richard Close:	Okay.

Pat Cline:	We will, though, typically have in our pipeline deals that are $2 million plus.

Richard Close:

Okay. And then with respect to legal costs, just to go over the expense of that in the June quarter –did you give that exact number? Or I think you said $0.3 million or something like that – increase. Was that in a sequential – or maybe what were the legal costs in the fourth quarter, March quarter and in the June quarter?

Paul Holt:	Well we don’t give out, you know, the actual tally of our legal expense bill on our – we don’t go into that level of detail. But what I did mention was on a

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Moderator: Lou Silverman

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sequential basis that part of the drop of SG&A was $0.3 million in legal expenses.

Richard Close:	Okay, part of the sequential drop. Okay.

Paul Holt:	Yeah.

Richard Close:

And then should we expect additional legal costs incurred? And I know you don’t give guidance, but should we expect a continuation of legal costs into the second quarter related to the SEC situation? And then, with I guess the Board situation that’s taking place?

Lou Silverman:

In terms of the overall legal expense number, Richard, you painted the picture – I think – accurately in that it’s just very hard to forecast at any given point in time what issues may or may not come up – and to what level they may or may not come up.

I think it is fair to say that we talked on the last call about the fact that the company had incurred some expense related to our response to the SEC piece as well as the company’s internal investigation of that matter.

We have talked about the fact that the company’s internal investigation was completed – I believe in June or sometime in the June quarter at least. But I think it was June.

In terms of any going forward legal expenses, I think the conservative thing would be to say that we may have some. But in terms – and certainly big picture, we always have legal expenses. And again, it depends on what issue comes up or what issues come up that we’re working on.

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Moderator: Lou Silverman

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So on any one particular item, the expenses can up or down, obviously. But in aggregate, you know, it’s just very hard to forecast with any certainty at all in terms of exactly whether the one quarter’s legal expense is going to be higher or lower than another.

Richard Close:	Okay. I appreciate the help there.

Lou Silverman:	Thanks.

Operator:	There are no further questions at this time.

Lou Silverman:	All right. Thank you, operator. And thank you to all of those joining us on today’s call. Have a good afternoon.

Operator:	This concludes today’s conference call. You may now disconnect.

END